Exhibit 10.26

EXECUTION COPY

MANAGEMENT AGREEMENT

This Management Agreement (this “Agreement”) is entered into as of the 30th day of May, 2007, by and among Foundation Holdings, Inc., a Delaware corporation (“Foundation Holdings”), Foundation Merger Sub, Inc., a Delaware corporation (“Foundation Merger Sub,” and together with Foundation Holdings, the “Company”), and Fidelity National Financial, Inc., a Delaware corporation (“Sponsor”).

WHEREAS, each of the Company and Foundation Merger Sub, Inc., a Delaware corporation (“Merger Sub”), has been formed for the purpose of engaging in a transaction in which Merger Sub will be merged with and into Ceridian Corporation (“Ceridian”), with Ceridian surviving (the “Merger”) pursuant to an Agreement and Plan of Merger between the Company, Merger Sub and Ceridian, dated as of May 30, 2007 (“Merger Agreement”).

WHEREAS, in connection with the Merger and related transactions, Sponsor provided advice and analysis including advice with respect to debt facilities and arrangements, assistance with due diligence investigations, negotiations, and certain other matters (collectively, “Advisory Services”).

WHEREAS, the Company will require Sponsor’s management advisory services in connection with its business operations and execution of its strategic plan.

WHEREAS, Sponsor is willing to provide such services to the Company.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Services. Sponsor hereby agrees that if, during the term of this Agreement (the “Term”), the Company reasonably and specifically requests that Sponsor provide the services set forth below and Sponsor agrees to provide such services, Sponsor or one of its affiliates will provide the following services to the Company and its subsidiaries:

(a) advice in connection with the negotiation and consummation of agreements, contracts, documents and instruments related to the Company’s finances or relationships with banks or other financial institutions;

(b) advice with respect to the development and implementation of strategies for improving the operating, marketing and financial performance of the Company, and other senior management matters related to the business, administration and policies of the Company; and

(c) such other services (which may include financial and strategic planning and analysis, consulting services, human resources and executive recruitment services and other services) as the Company and Sponsor may from time to time agree in writing.

Sponsor shall have no obligation to the Company as to the method or timing of services rendered hereunder (provided that services shall be rendered in a reasonably timely manner), and the Company shall not have any right to dictate or direct the details of the performance of services by Sponsor rendered hereunder.

The parties hereto expressly acknowledge that the services to be performed hereunder by Sponsor shall not include investment banking or other financial advisory services rendered by Sponsor or its affiliates to the Company in connection with any specific acquisition, divestiture, refinancing or recapitalization by the Company or any of its subsidiaries for which Sponsor may be entitled to receive additional compensation by mutual agreement of the Company or its subsidiary and Sponsor. This Agreement shall in no way prohibit Sponsor or any of its affiliates or any of their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents or representatives from engaging in other activities, whether or not competitive with any business of the Company of any of its affiliates.

2. Payment of Fees. In exchange for the Advisory Services and Sponsor’s agreement to provide the services described in clauses (a), (b) or (c) of Section 1, the Company hereby agrees to pay to Sponsor (or its designee(s)) the following fees:

(a) a transaction fee in connection with the transactions contemplated in the Merger Agreement payable at the Closing (as defined in the Merger Agreement) of $36 million; and

(b) an annual management fee accruing from the date hereof (the “Fee”) equal to the greater of (i) $2 million or (ii) one half of one percent (0.5%) of Adjusted EBITDA, payable semi annually in advance on the Closing and thereafter on the first business day of January and July (each such date, a “Payment Date”) each year (with respect to subsection (ii), based on the prior year’s Adjusted EBITDA). With respect to subsection (ii), such Fee payable shall be adjusted promptly following the determination of Adjusted EBITDA for such fiscal year or on termination of this Agreement. For purposes of this Agreement, the term “Adjusted EBITDA” shall mean EBITDA of the Company for the applicable fiscal year as defined under the Company’s principal credit agreement then in effect before deducting (A) the Fee payable pursuant to this Section 2(b) and all other Fees payable under any other management agreements between affiliates of Stockholders of the Company and the Company and (B) any expenses relating to stock options or other equity compensation recognized under Statement of Financial Accounting Standards 123.

Each payment made pursuant to this Section 2 shall be paid by wire transfer of immediately available funds to the accounts specified on Exhibit A attached hereto, or to such other account(s) as Sponsor may specify in writing to the Company. In addition to payment at Closing, each fee otherwise payable at Closing pursuant to this Section 2 shall be payable upon termination of the Merger Agreement to the extent of any proceeds, net of expenses, received by the Company pursuant to the termination provisions contained in the Merger Agreement. All references to “per annum” or “annual” herein refer to the fiscal year of the Company. The initial payment of the Fee payable pursuant to paragraph 2(b) upon Closing or termination of the Merger Agreement shall be pro rated and paid for the period beginning on the date hereof and ending on the first Payment Date that follows the Closing or such termination, as the case may be.

3. Term. This Agreement shall be effective as of the date hereof and shall continue in full force and effect until the earlier of (i) seven (7) years from the date hereof, or (ii) the consummation of a public offering of equity securities of the Company (the “IPO”); provided, however, that upon termination of this Agreement upon the IPO, the Company shall pay to the

Sponsor a lump-sum termination fee equal to the net present value of the Fee for a seven (7) year period (based upon the Fee for the immediately preceding year) calculated using a discount rate equal to the ten-year treasury rate on the date of such termination. Upon any termination of this Agreement, each of (a) the obligations of the Company under Section 4 below, (b) any and all owed and unpaid obligations of the Company under Section 2 and Section 3 above, and (c) the provisions of Section 7, shall survive any termination of this Agreement to the maximum extent permitted under applicable law.

4. Expenses; Indemnification.

(a) Expenses. In addition to the fees set forth in Section 2 hereof, the Company agrees to pay on demand all costs and expenses incurred by Sponsor and its affiliates or any of them in connection with this Agreement and in connection with performing services hereunder and the Merger, including but not limited to air travel charged at charter equivalent rates, legal, consulting, out of pocket and other expenses, including legal fees and expenses of outside counsel to Sponsor, and any other consultants or advisors retained by Sponsor or its counsel arising in connection therewith, and the performance of services hereunder (including, without limitation, fees and expenses of independent professionals, research, transportation and per diem costs).

(b) Indemnity and Liability. The Company will indemnify and hold harmless each of Sponsor, its affiliates and their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents and representatives (each such Person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, whether joint or several, expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative, arbitral or investigative, in which an Indemnified Party was involved or may be involved, or threatened to be involved, as a party or otherwise (the “Liabilities”), related to, arising out of or in connection with the advisory and consulting services contemplated by this Agreement or the engagement of Sponsor pursuant to, and the performance by Sponsor of the services contemplated by, this Agreement, and any other action taken by an Indemnified Party on behalf of the Company, whether or not pending or threatened, and any other action taken by an Indemnified Party on behalf of the Company, whether or not resulting in any liability and whether or not such action, claim, suit, investigation or proceeding is initiated or brought by the Company. The Company will reimburse any Indemnified Party for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto, provided that, subject to the following sentence, the Company shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment. Any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense, and in any action, claim, suit, investigation or proceeding in which both the Company and/or one or more of its subsidiaries, on the one hand, and an Indemnified Party, on the other hand, is, or is reasonably likely to become, a party, such Indemnified Party shall have the right to employ one separate counsel at the expense of the Company and to control its own defense of such action, claim, suit, investigation or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, a conflict or potential conflict exists between the Company, on the one hand, and such

Indemnified Party, on the other hand, that would make such separate representation advisable. The Company agrees that it will not, without the prior written consent of the applicable Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, suit, investigation, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the applicable Indemnified Party and each other Indemnified Party from all liability arising or that may arise out of such claim, suit, investigation, action or proceeding. Provided the Company is not in breach of its indemnification obligations hereunder, no Indemnified Party shall settle or compromise any claim subject to indemnification hereunder without the consent of the Company. The Company will not be liable under the foregoing indemnification provision with respect to any Indemnified Party, to the extent that any loss, claim, damage, liability, cost or expense is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted primarily from the gross negligence or willful misconduct by an Indemnified Party. If an Indemnified Party is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Liabilities in question resulted primarily from the gross negligence or willful misconduct of such Indemnified Party. As used herein, the term “Person” shall be construed in the broadest sense and means and includes a natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and any other entity and any federal, state, municipal, foreign or other government, governmental department, commission, board, bureau, agency or instrumentality, or any private or public court or tribunal.

The Company agrees that if any indemnification sought by any Indemnified Party pursuant to this Section 4 is unavailable for any reason or is insufficient to hold the Indemnified Party harmless against any Liabilities referred to herein, then the Company shall contribute to the Liabilities for which such indemnification is held unavailable or insufficient in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by the Company, on the one hand, and the Indemnified Party, on the other hand, in connection with the transactions which gave rise to such Liabilities or, if such allocation is not permitted by applicable law, not only such relative benefits but also the relative faults of the Company, on the one hand, and the Indemnified Party, on the other hand, as well as any other equitable considerations, subject to the limitation that in any event the aggregate contribution by the Indemnified Parties to all Liabilities with respect to which contribution is available hereunder shall not exceed the fees actually received by Sponsor in connection with the transaction which gave rise to such Liabilities (excluding any amounts paid as reimbursement of expenses).

For the avoidance of doubt, any director designated by Sponsor or any of its affiliates and serving on the Company’s board of directors shall not be entitled to seek indemnification under this Agreement in their capacity as a director of the Company, such directors instead will be entitled to indemnification provided under applicable law, pursuant to the Company’s organizational documents, and any other contractual arrangements applicable to such director.

5. Obligations of Foundation Holdings and Foundation Merger Sub. The parties agree that Foundation Holdings and Foundation Merger Sub shall be jointly and severally liable for the obligations hereunder of the Company. Foundation Holdings will take all such actions as necessary and appropriate to make Ceridian liable for any and all obligations of Foundation Merger Sub hereunder.

6. Assignment, etc. Except as provided below, no party hereto shall have the right to assign this Agreement. Sponsor acknowledges that its services under this Agreement are unique. Accordingly, any purported assignment by Sponsor (other than as specifically permitted below) shall be void. Notwithstanding the foregoing, Sponsor may assign all or part of its rights and obligations hereunder to any affiliate of Sponsor which provides services similar to those called for by this Agreement.

7. Amendments and Waivers. No amendment or waiver of any term, provision or condition of this Agreement shall be effective, unless in writing and executed by Sponsor and the Company. No waiver on any one occasion shall extend to or effect or be construed as a waiver of any right or remedy on any future occasion. No course of dealing of any Person nor any delay or omission in exercising any right or remedy shall constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.

8. Miscellaneous.

(a) Choice of Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

(b) Consent to Jurisdiction. Each of the parties agrees that all actions, suits or proceedings arising out of or based upon this Agreement or the subject matter hereof shall be brought and maintained exclusively in the federal and state courts of the State of New York. Each of the parties hereto by execution hereof (i) hereby irrevocably submits to the jurisdiction of the federal and state courts in the State of New York for the purpose of any action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that it is immune from extraterritorial injunctive relief or other injunctive relief, that its property is exempt or immune from attachment or execution, that any such action, suit or proceeding may not be brought or maintained in one of the above-named courts, that any such action, suit or proceeding brought or maintained in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, should be stayed by virtue of the pendency of any other action, suit or proceeding in any court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by any of the above-named courts. Each of the parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of New York, agrees that service of process by registered or certified mail, return receipt requested, at the address specified in or pursuant to Section 10 is reasonably calculated to give actual notice and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that service of process made in accordance with Section 10 does not constitute good and sufficient service of process. The provisions of this Section 7(b) shall not restrict the ability of any party to enforce in any court any judgment obtained in a federal or state court of the State of New York.

(c) Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, CAUSE OF ACTION, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT OR TORT OR OTHERWISE. Each of the parties hereto acknowledges that it has been informed by each other party that the provisions of this Section 7(c) constitute a material inducement upon which such party is relying and will rely in entering into this Agreement and the transactions contemplated hereby. Any of the parties hereto may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of each of the parties hereto to the waiver of its right to trial by jury.

8. Independent Contractor. The parties agree and understand that Sponsor is and shall act as an independent contractor of the Company in the performance of its duties hereunder. Sponsor is not, and in the performance of its duties hereunder will not hold itself out as, an employee, agent or partner of the Company.

9. Merger/Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior communication or agreement with respect thereto.

10. Notice. All notices, demands, and communications of any kind which any party may require or desire to serve upon any other party under this Agreement shall be in writing and shall be served upon such other party and such other party’s copied persons as specified below by personal delivery to the address set forth for it below or to such other address as such party shall have specified by notice to each other party or by mailing a copy thereof by certified or registered mail, or by Federal Express or any other reputable overnight courier service, postage prepaid, with return receipt requested, addressed to such party and copied persons at such addresses. In the case of service by personal delivery, it shall be deemed complete on the first business day after the date of actual delivery to such address. In case of service by mail or by overnight courier, it shall be deemed complete, whether or not received, on the third day after the date of mailing as shown by the registered or certified mail receipt or courier service receipt. Notwithstanding the foregoing, notice to any party or copied Person of change of address shall be deemed complete only upon actual receipt by an officer or agent of such party or copied person.

If to the Company:

Foundation Holdings, Inc.

c/o Thomas H. Lee Partners, L.P.

100 Federal Street, 35th Floor

Boston, MA 02110

Attention: Scott Jaeckel

Facsimile: (617) 227-3514

If to Sponsor:

Fidelity National Financial, Inc.

4050 Calle Real, Suite 210

Santa Barbara, CA 93110

Attention: Michael Gravelle, Executive Vice President, Legal

Facsimile: (805) 696-7831

with a copy to:

Weil, Gotshal & Manges LLP

100 Federal Street

35th Floor

Boston, MA 02110

Attention: Steve Peck

Facsimile: (617) 772-8333

11. Severability. If in any judicial or arbitral proceedings a court or arbitrator shall refuse to enforce any provision of this Agreement, then such unenforceable provision shall be deemed eliminated from this Agreement for the purpose of such proceedings to the extent necessary to permit the remaining provisions to be enforced. To the full extent, however, that the provisions of any applicable law may be waived, they are hereby waived to the end that this Agreement be, deemed to be a valid and binding agreement enforceable in accordance with its terms, and in the event that any provision hereof shall be found to be invalid or unenforceable, such provision shall be construed by limiting it so as to be valid and enforceable to the maximum extent consistent with and possible under applicable law.

12. Counterparts. This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

13. Headings. All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.

14. Prevailing Party. If any legal action or other proceedings is brought for a breach of this Agreement or any of the warranties herein, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs incurred in bringing such action or proceeding, in addition to any other relief to which such party may be entitled.

* * * * *

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf as an instrument under seal as of the date first above written by its officer or representative thereunto duly authorized.

FOUNDATION HOLDINGS, INC.

By:	/s/ Brent B. Bickett
Name:	Brent B. Bickett
Title:	Co-President

By:	/s/ Scott Jaeckel
Name:	Scott Jaeckel
Title:	Co-President

FOUNDATION MERGER SUB, INC.

By:	/s/ Brent B. Bickett
Name:	Brent B. Bickett
Title:	Co-President

By:	/s/ Scott Jaeckel
Name:	Scott Jaeckel
Title:	Co-President

FIDELITY NATIONAL FINANCIAL, INC.

By:	/s/ Brent B. Bickett
Name:	Brent B. Bickett
Title:	President

[Signature Page to FNF Management Agreement]

Exhibit A

Wire Instructions

Fidelity National Financial, Inc.